UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2012

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 6, 2012, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”), through our operating partnership, entered into an agreement to purchase all of the limited liability company interests of a Delaware limited liability company that owns a multifamily community located in the Midwestern United States (the “Property”), from an unaffiliated seller, Prudential Mortgage Capital Funding, LLC, a Delaware limited liability company. The Property is a multifamily community with over 900 units located on an approximately 110-acre site with amenities, including but not limited to, swimming pools, tennis courts, a clubhouse, a fitness center, laundry rooms, a playground and carports. The contract purchase price for the Property is $41.25 million, excluding closing costs.

On June 8, 2012, we made an earnest money deposit of $1.0 million. We will be obligated to purchase the Property only after satisfaction of agreed upon closing conditions. We intend to fund the purchase of the Property with proceeds from our ongoing initial public offering and proceeds from our existing line of credit. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $1.0 million of earnest money.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: June 8, 2012	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer (Principal Executive Officer)